Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Broadwind Energy, Inc. (the “Company”) and Jesse E. Collins, Jr. (the “Executive”).

WHEREAS, the Company has assessed its long range strategic plan, which has, among other things, included an evaluation of the Company’s management structure, including the size and structure of the Company’s management team;

WHEREAS, the Company and the Executive have discussed opportunities to reduce management expenses and determined that in connection with such efforts, the Executive’s position with the Company should be eliminated;  and

WHEREAS, the Executive and the Company desire to settle fully and amicably all issues between them, including, but not limited to, any issues arising out of the Executive’s employment with the Company pursuant to the Executive’s Amended and Restated Employment Agreement dated December 17, 2012 (the “Employment Agreement”) and the termination of the Executive’s employment.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive and the Company (sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), intending to be legally bound, agree as follows:

Section 1.                                          Termination Date.  As of the close of business on December 31, 2013,   or such earlier date as determined by the Company’s Board of Directors or Chief Executive Officer (but in any event no earlier than November 24, 2013) (the “Termination Date”), the Executive’s service as an officer of and employment with the Company will be terminated and the Executive will irrevocably resign from all other positions with, and boards of directors of, the Company and any subsidiaries and affiliated companies of the Company.  The Executive acknowledges that he has been provided with written notice of termination of employment that satisfies the requirements under Section 6(b) of the Employment Agreement.

Section 2.                                          Restrictive Covenants.  The Executive expressly acknowledges and agrees that the terms, conditions and restrictions set forth in Section 5 of the Employment Agreement shall remain in full force and effect as provided therein following the Executive’s termination of employment.  The Executive may seek the Company’s written consent to engage in activities covered by Section 5 of the Employment Agreement, and the granting or denying of such consent shall be provided in writing to the Executive within ten (10) business days of the Executive’s written request for such consent and shall be within the sole discretion of the Company, not to be unreasonably withheld.

Section 3.                                          Benefits.  Subject to (i) the Executive’s compliance with this Agreement and the restrictive covenants set forth in Section 5 of the Employment Agreement, (ii) the Executive’s timely execution of this Agreement without revocation as provided herein, and (iii) with respect to subpart (a) of this Section 3 only, the Executive’s timely execution of the Release pursuant to Section 8 below without revocation as provided therein, the Executive shall receive the benefits set forth in this Section 3 (collectively referred to herein as the “Severance Benefits”) in full satisfaction of all post-termination benefits to which the Executive may be entitled under the Employment Agreement or otherwise.

(a)                                 Severance, Payment in Lieu of Continued Benefits Coverage and STIP Payment.  The Executive shall receive a cash severance benefit of $251,384 (the “Salary Benefit”), which represents one-half (1/2) of the Executive’s base salary for a period of eighteen (18) months following the Termination Date and the cost associated with continued healthcare premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986. The Salary Benefit shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices and schedule over the eighteen (18) month period following the Termination Date, with the first installment to be paid within ninety (90) days following the Termination Date.  In addition, the Executive shall receive a lump sum payment equal to $33,180 which represents a portion of Executive’s personal component under the Company’s Executive Short-Term Incentive Plan (the “STIP”), with such payment to be paid at the same time that other participants in the STIP receive their 2013 STIP payments (but in any event no later than March 15, 2014).

(b)                                 Restricted Stock Units.  A portion of the unvested restricted stock units (the “Unvested Units”) which were awarded by the Company to the Executive on February 21, 2013 and May 4, 2012 pursuant to Restricted Stock Unit Award Agreements under the Company’s 2012 Equity Incentive Plan (the “2012 EIP”), and which would have otherwise been forfeited under the terms of such Restricted Stock Unit Award Agreements upon the Termination Date, shall not be forfeited and shall vest on October 24, 2013.  Specifically, forty thousand three hundred thirty-four (40,334) Unvested Units shall vest on October 24, 2013 (which number was determined by dividing $322,271 by $7.99, the closing price of the Company’s common stock on October 24, 2013).  The Executive acknowledges and agrees that he is not entitled to receive any additional cash incentive or equity awards of any type from the Company under the STIP, the 2012 EIP or otherwise and, without limiting the foregoing and except as otherwise set forth in Section 3(a), he acknowledges that he is forfeiting any payments under the STIP for any performance periods ending on or prior to the Termination Date.

(c)                                  Outplacement.  The Executive shall be provided with outplacement services through the Executive (12 Month) Program with Challenger, Gray & Christmas, Inc.

Section 4.                                          Final Paycheck and Business Expenses.  Regardless of whether the Executive signs this Agreement, the Company will provide the Executive his final paycheck for his employment services and for his earned and unused vacation time, through the Termination Date.  The Company also will reimburse the Executive for reasonable business expenses appropriately incurred by the Executive prior to the Termination Date in furtherance of his employment with the Company, subject to the Company’s applicable business expense reimbursement policy.  The Executive shall submit all requests to the Company for expense reimbursements within ten (10) days after the Termination Date.  Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

Section 5.                                          Executive Acknowledgement.  The Executive acknowledges and agrees that, subject to fulfillment of all obligations provided for herein, the Executive has been fully compensated by the Company for all amounts owed to him under the Employment Agreement and the Company’s policies, practices and rules, and any applicable law, and that nothing else is owed to the Executive with respect to salaries, bonuses, benefits or any other form of compensation.  The Executive further acknowledges and agrees that the Severance Benefits referred to in Section 3 are consideration for the Executive’s promises contained in this Agreement, and that the Severance Benefits constitute full satisfaction of all amounts to which the Executive is entitled from the Company under the terms of the Executive’s employment or under the Employment Agreement or any other contract or law.  The Executive also acknowledges and agrees that the Company’s Policy Statement on Inside Information and Securities Trading prohibits the Executive from trading in the Company’s stock until the next business day - and at least twenty-four (24) hours - following the public release of the Company’s quarterly earnings report, which is currently scheduled for October 31, 2013.

Section 6.                                          Termination of Benefits.  Except as provided in Section 3 above, the Executive’s participation in all Company employee benefit (pension and welfare) and compensation plans will cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments which are vested as of the Termination Date under any applicable tax qualified pension or other tax qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Section 7.                                          Consulting Services.  As partial consideration for the accelerated vesting of a portion of the Unvested Units pursuant to Section 3(b) above, the Executive hereby agrees to make himself available to perform consulting services with respect to the businesses conducted by the Company, for up to a maximum of ten (10) hours after the Termination Date.  In accordance with the terms of this Agreement, the Executive shall comply with reasonable requests for the Executive’s consulting services and shall devote his best efforts, skill and attention to the performance of such consulting services.  The Executive shall take his direction as a consultant solely from the Company’s Board of Directors or Chief Executive Officer and shall not interact with any of the Company’s other employees in his capacity as a consultant, except (i) for interactions with members of the Company’s Extended Executive Team to the extent necessary to perform the consulting services contemplated by this Section 7 and (ii) to the extent he is directed to do so by the Company’s Board of Directors or Chief Executive Officer.  Notwithstanding anything herein to the contrary, the Company and the Executive agree that in no event shall the level of consulting services to be provided by the Executive pursuant to this Section 7 exceed more than 20% of the average level of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury Regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

Section 8.                                          Release of Claims.  The benefits and payments to the Executive pursuant to Section 3(a) above are further subject to the Executive’s execution of and delivery to the Company by the twenty-first (21st) day following the Termination Date of a release and waiver of claims (the “Release”) in the form attached hereto as Exhibit A, without revocation of the Release by the Executive as provided therein.

Section 9.                                          Representations by Executive.  The Executive represents and warrants (a) that the Executive is legally competent to execute this Agreement; (b) that the Executive has not relied on any statements or explanations made by the Company or its attorneys; (c) that the

Executive has read and understands the terms and effect of this Agreement; (d) that the Executive has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained in this Agreement and in Exhibit A attached hereto; and (e) that the releases and waiver of claims under this Agreement and Exhibit A attached hereto are in exchange for consideration in addition to anything of value to which the Executive already is entitled.  Moreover, the Executive hereby acknowledges that the Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement and of his right to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Exhibit A attached hereto.  The Executive acknowledges that the Executive has been offered twenty-one (21) days to consider whether to execute this Agreement, and that the Executive may, at the Executive’s sole option, revoke this Agreement within seven (7) days after the date on which the Executive signs this Agreement upon written notice to Julie Nass, the Company’s Vice President — Corporate Human Resources, and that the Agreement will not become effective or enforceable until this seven-day revocation period has expired without any revocation by the Executive.  If the Executive revokes this Agreement, it shall be null and void.  After being so advised, and without coercion of any kind, the Executive freely, knowingly and voluntarily enters into this Agreement and this Agreement shall be effective on the date the Agreement has been duly executed by the required Parties (the “Effective Date”).

Section 10.                                   Company Property.

(a)                                 The Executive agrees to return to the Company, within five (5) business days following the Termination Date, all information, property and supplies belonging to the Company and/or its affiliates, including without limitation any company autos, keys (for equipment or facilities), laptop computer and related equipment, cellular phone, smart phone or PDA (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials or documents (whether in tangible or electronic form) containing confidential information or relating to the Company’s and/or its affiliates’ business.

(b)                                 The Executive agrees that the Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access or in any way alter or modify any of the databases, e-mail systems, software, computer systems or hardware or other electronic, computerized or technological systems of the Company.  The Executive acknowledges and agrees that any such conduct by the Executive would be illegal and could subject the Executive to legal action by the Company, including without limitation claims for damages and/or appropriate injunctive relief.

Section 11.                                   Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the “Legal Matters”) involving the Company, or any of its current or former officers, employees or board members (collectively, the “Disputing Parties” or, individually, a “Disputing Party”), the Executive agrees to make himself reasonably available and provide his best efforts, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide truthful declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give truthful depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested.  The Company agrees to reimburse the Executive for all reasonable out-of-pocket expenses associated with such assistance, including meals, travel and hotel expenses, if any.

Section 12.                                   No Admissions.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties (as defined in Exhibit A attached hereto) that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise.  The Company and the other Released Parties deny that they have taken any improper action against the Executive, and the Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of the other Released Parties.

Section 13.                                   Non-Waiver.  The Company’s waiver of a breach of this Agreement by the Executive shall not be construed or operate as a waiver of any subsequent breach by the Executive of the same or of any other provision of this Agreement.

Section 14.                                   Withholding.  All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions.

Section 15.                                   Choice of Law; Forum; Attorneys’ Fees.  This Agreement is executed pursuant to and is governed by the substantive law of Illinois without regard to choice-of-law principles.  All claims shall be brought, commenced and maintained only in a state or federal court of competent jurisdiction situated in the County of Cook, State of Illinois.  Each Party hereby (i) consents to the exercise of jurisdiction over his or its person and property by any court of competent jurisdiction situated in the County of Cook, State of Illinois for the enforcement of any claim, case or controversy based on or arising under this Agreement, (ii) waives any and all personal or other rights to object to such jurisdiction for such purposes, and (iii) waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court.

Section 16.                                   Entire Agreement.  The Employment Agreement is hereby terminated, null and void effective as of the Termination Date, except that Sections 4, 5, 11, and 12 of the Employment Agreement shall continue in full force and effect in accordance with their respective terms.  Except as otherwise provided in Section 3 of this Agreement and in the foregoing sentence, this Agreement sets forth the entire agreement of the Parties with respect to the subject matter described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral and written, between such Parties regarding such matters.

Section 17.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 18.                                   Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable, and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction (after reformation pursuant to Section 5(h) of the Employment Agreement pursuant to Section 3 above, where applicable), the validity and enforceability of the remaining provisions shall not be affected thereby.  In addition, the Executive agrees and stipulates that breach by the Executive of any restrictions and requirements under this Agreement will cause irreparable damage to the Released Parties and the Company would not have entered into this Agreement without the Executive binding himself to these restrictions and requirements.  In the event of the Executive’s breach of this Agreement, in addition to any other remedies the Company has and without bond and without prejudice to any other rights and remedies that the Company may have for the Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Benefits pursuant to this Agreement and shall be entitled to an injunction to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with the Executive.  The Executive further stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in such event for a period which equals the time period during which the Executive is or has been in violation of the restrictions contained herein.

Section 19.                                   Miscellaneous.  The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement.  Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The subject matter and language of this Agreement have been the subject of negotiations between the Parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel.  Accordingly, this Agreement shall not be construed against either Party on the basis that this Agreement was drafted by such Party or its counsel.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs and personal representatives and the Company and its successors, representatives and assigns.  This Agreement may be modified only in a written agreement signed by both Parties, and any Party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

Section 20.                                   Section 409A Compliance.  The payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each installment paid to the Executive under this Agreement shall be considered a separate payment.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

Jesse E. Collins, Jr.

/s/ Jesse E. Collins, Jr.		Date:	October 24, 2013
Jesse E. Collins, Jr.

Broadwind Energy, Inc.

/s/ Peter Duprey		Date:	October 24, 2013
By:	Peter Duprey
Its:	President and CEO

Exhibit A

Release and Waiver of Claims

Broadwind Energy, Inc. (the “Company”) and Jesse E. Collins, Jr. (the “Executive”) hereby enter into this Release and Waiver of Claims (“Release”) in accordance with the Separation Agreement between the Company and the Executive dated as of October 24, 2013 (the “Agreement”).  Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement.

1.                                      The Executive understands and agrees that the Executive’s execution of this Release within twenty-one (21) days after (but not before) the Termination Date (without revoking this Release as set forth in Paragraph 5 below) is among the conditions precedent to the Company’s obligation to provide any of the payments or benefits set forth in Section 3(a) of the Agreement.  The Company will provide such payments or benefits subject to and in accordance with the terms and conditions of the Agreement.

2.                                      The term “Released Parties” as used in this Release includes:  (a) the Company and its past, present and future parents, divisions, subsidiaries, partnerships, affiliates and other related entities (whether or not they are wholly owned); and (b) the past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors and assigns of each entity listed in subparts (a) and (b) above.

3.                                      The Executive, on the Executive’s own behalf and that of the Executive’s heirs, executors, attorneys, administrators, successors, assigns, and anyone claiming through the Executive or on his behalf, hereby waives and releases the Company and the other Released Parties with respect to any and all liability, claims and demands the Executive now has or has ever had, whether currently known or unknown, against the Company or any of the other Released Parties arising from or related to any act, omission or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release.  Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include but are not limited to:

(a)                                 any and all claims arising from or relating to the Executive’s employment, the terms and conditions of the Executive’s employment, or the termination of the Executive’s employment, including without limitation any and all claims relating to wages, bonuses, other compensation, or benefits (but not vested benefits pursuant to the Company’s 401(k) plan), and any and all claims arising from or relating to any employment contract (including without limitation the Employment Agreement);

(b)                                 any and all claims arising from or relating to any employment or other federal, state, local, employment, or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation any of the following laws as amended from time to time:  the Age Discrimination in Employment

Act; the United States Constitution or the constitution of any state; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Illinois Human Rights Act or similar applicable statute of any other state; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; Executive Order 11246; the Illinois Equal Pay Act; the Cook County Human Rights Ordinances; the Texas Labor Code, Chapter 21, §§ 21.001 et seq.; the Disability Discrimination Law, Tex. Hum. Res. Code Ann., §§ 121.001 et seq.; and any other federal, state or local statute, ordinance or regulation with respect to employment;

(c)                                  any and all claims with respect to the Executive’s employment with the Company or other association with the Company through the Termination Date;

(d)                                 any and all claims under any tort or common law theory, including, but not limited to, all claims for breach of contract (oral, written or implied), defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, wrongful termination, invasion of privacy, tortious interference, fraud, estoppel, unjust enrichment, and negligence; and

(e)                                  any and all claims that were or could have been asserted by the Executive or on his behalf  in any federal, state or local court, commission, or agency.

The Executive acknowledges, agrees, represents and warrants, without limiting the generality of the above release, that (i)  the Executive hereby irrevocably and unconditionally waives any and all rights to recover damages concerning the claims that are lawfully released in this Release, (ii) the Executive has not previously filed, initiated or joined in any such claims or proceedings against any of the Released Parties; (iii) no such proceedings have been initiated against any of the Released Parties on the Executive’s behalf; (iv) the Executive is the sole owner of the claims that are released above; and (v) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity.

4.                                      Excluded from the Release above are any claims or rights which cannot be waived or released by law.  Also excluded is the Executive’s right to file a charge with an administrative agency or participate in any agency investigation.  The Executive is, however, waiving the right to recover any money in connection with any such charge or investigation.  The Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

5.                                      The Executive represents warrants (a) that the Executive is legally competent to execute this Release; (b) that the Executive has not relied on any statements or explanations made by the Company or its attorneys; (c) that the Executive has read and understands the terms and effect of this Release; (d) that the Executive has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained in this Release; and (e) that the releases and waiver of claims under this Release is knowingly and voluntarily,  in exchange for consideration in addition to anything of value to which the Executive already is entitled.  Moreover, the Executive hereby acknowledges that the Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release and of his right to be advised by legal counsel regarding the terms of this Release.  The Executive acknowledges that the Executive has been offered twenty-one (21) days to consider whether to execute this Release, and that the Executive may, at the Executive’s sole option, revoke this Release within seven (7) days after the date on which the Executive signs this Release upon written notice to Julie Nass, the Company’s Vice President — Corporate Human Resources, and that the Release will not become effective or enforceable until this seven-day revocation period has expired without any revocation by the Executive. If the Executive revokes this Release, the Release shall be null and void and the Executive shall not be entitled to any of the payments or benefits set forth in Section 3(a) of the Agreement.  After being so advised, and without coercion of any kind, the Executive freely, knowingly and voluntarily enters into this Release and this Release shall be effective on the date the Release has been duly executed by the required parties.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

JESSE E. COLLINS, JR.	BROADWIND ENERGY, INC.

By:

Date:	Title:

Date: